EXHIBIT 10.42

SEVENTH Amendment to
credit AND SECURITY Agreement and waiver

THIS SEVENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND WAIVER (this “Amendment”), dated as of April 15, 2003, is entered into between WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”), and NATURADE, INC., a Delaware corporation (the “Borrower”).

RECITALS

A.            The Borrower and the Lender have entered into a Credit and Security Agreement dated as of January 27, 2000, as amended by that certain First Amendment to Credit and Security Agreement dated as of November 16, 2000, by that certain Second Amendment to Credit and Security Agreement dated as of January 3, 2001, by that certain Third Amendment to Credit and Security Agreement dated as of May 14, 2001, that certain Fourth Amendment to Credit and Security Agreement dated as of December 20, 2001, that certain Fifth Amendment to Credit and Security Agreement dated as of September 19, 2002 (the “Fifth Amendment”) and that certain Sixth Amendment to Credit and Security Agreement and Waiver dated as of March 24, 2003 (as amended, the “Credit Agreement”).  Capitalized terms used herein have the meanings given to them in the Credit Agreement unless otherwise specified.

B.            As set forth in the Fifth Amendment, an Availability Reserve has been implemented in the amount of $175,000.

C.            An Event of Default has occurred and is continuing under the Credit Agreement due to the Borrower’s failure to maintain, when measured as of January 31, 2003 and February 28, 2003 the minimum amounts of Book Net Worth required by Section 6.12 of the Credit Agreement (collectively, the “Known Existing Defaults”).

D.            The Borrower has requested that the Lender waive the Known Existing Defaults, allow certain borrowings to be made which would otherwise be precluded due to the aforementioned Availability Reserve and make certain amendments to the Credit Agreement.  The Lender is willing to waive the Known Existing Defaults, make such borrowings available and amend the Credit Agreement on the terms and conditions set forth herein.

E.             The Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of the Lender’s rights or remedies as set forth in the Credit Agreement is being waived or modified by the terms of this Amendment.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendments to Credit Agreement.

(a)           The following definitions are hereby added, in their proper alphabetical order, to Section 1.1 of the Credit Agreement:

“June Financial Statements” has the meaning specified in Section 2.1(a) hereof.

“Special Revolving Advance” has the meaning specified in Section 2.1(a) hereof.

(b)           Section 2.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 2.1           Revolving Advances.

(a)  The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to the Borrower from time to time from the date all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to the Termination Date (the “Revolving Advances”).  The Lender shall have no obligation to make a Revolving Advance if, after giving effect to such requested Revolving Advance, the sum of the outstanding and unpaid Revolving Advances under this Section 2.1 or otherwise would exceed the Borrowing Base less the L/C Amount; provided, however, Lender agrees to make Revolving Advances to the Borrower which would otherwise be unavailable solely due to the effect of an Availability Reserve in the amount of $175,000 (each a “Special Revolving Advance”) subject to the following conditions: (i) Special Revolving Advances may only be requested after Borrower has delivered to Lender its financial statements required to be delivered pursuant to Section 6.1 hereof for the periods ending June 30, 2003 (the “June Financial Statements”), (ii) prior to the delivery of the June Financial Statements an Event of Default has not occurred, (iii) the June Financial Statements do not, as determined by Lender, indicate that an Event of Default has occurred or will occur, (iv) no Special Revolving Advance may be made for an amount in excess of $175,000 or in increments of less than $25,000, (v) no more than one Special Revolving Advance may be outstanding at any one time, (vi) each Special Revolving Advance must be fully repaid, including any fees due in connection therewith, by no later than the tenth (10th) business day after such Special Revolving Advance has been made, (vii) without in any way limiting any other provision of this Agreement, after the occurrence of an Event of Default, no Special Revolving Advances may thereafter be requested, and (viii) no Special Revolving Advances may be requested after December 15, 2003.  Special Revolving Advances constitute Revolving Advances under this Agreement and, except as expressly provided in this Section 2.1(a), are subject to all of the terms and conditions set forth in this Agreement.

(b) The Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral as provided in Article III.  Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.6 and reborrow.  The Borrower agrees to comply with the following procedures in requesting Revolving Advances under this Section 2.1:

(i)   The Borrower shall make each request for a Revolving Advance to the Lender before 10:30 a.m. (Los Angeles time) of the day of the requested Revolving Advance.  Requests may be made in writing or by telephone, specifying the date of the requested Revolving Advance and the amount thereof.  Each request shall be by (A) any officer of the Borrower; or (B) any person designated as the Borrower’s agent by any officer of the Borrower in a writing delivered to the Lender; or (C) any person whom the Lender reasonably believes to be an officer of the Borrower or such a designated agent.

(ii)  Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Revolving Advance by crediting the same to the Borrower’s demand deposit account maintained with Wells Fargo Bank, National Association, unless the Lender and the Borrower shall agree in writing to another manner of disbursement.  Upon the Lender’s request, the Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Lender.  The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so.  Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.”

(c)           A new subsection (g) is hereby added to Section 2.3 of the Credit Agreement which reads as follows:

“(g)               Special Revolving Advances Fees.  The Borrower hereby agrees to pay to the Lender (i) a non-refundable accommodation fee in the amount of Ten Thousand Dollars ($10,000), which fee is fully-earned as of April 15, 2003 and due and payable on the earlier to occur of December 31, 2003 or the Termination Date, (ii) a non-refundable accommodation fee in the amount of Ten Thousand Dollars ($10,000) for each Special Revolving Advance made to the Borrower under the terms of Section 2.1(a) hereof, which fees are fully-earned as of and due and payable on the date each such Special Revolving Advance is requested, and (iii) to the extent fees payable under the foregoing clause (ii) aggregate less than Forty Thousand Dollars ($40,000), a non-refundable accommodation fee in an amount equal to (A) Forty Thousand Dollars ($40,000) less (B) the total amount of fees paid by the Borrower under the preceding clause (ii), which fee is fully-earned as of the date the first Special Revolving Advance is requested and is due and payable on the earlier to occur of December 31, 2003 or the Termination Date.”

(d) Section 6.12 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 6.12               Minimum Book Net Worth.  The Borrower will maintain its Book Net Worth, calculated without giving effect to any fees (but net of, and after giving effect to, any provisions for taxes made in connection with such fees) paid to the Lender under the terms of Section 2.3(g) hereof, when determined as of the dates set forth below, at an amount not less than the amount set forth opposite such date:

Date	Minimum Book Net Worth
March 31, 2003	$(2,547,000)
April 30, 2003	$(2,681,000)
May 31, 2003	$(2,705,000)
June 30, 2003	$(2,709,000)
July 31, 2003	$(2,828,000)
August 31, 2003	$(2,917,000)
September 30, 2003	$(2,970,000)
October 31, 2003	$(3,024,000)
November 30, 2003	$(3,168,000)
December 31, 2003 and the last day of each month thereafter	$(2,892,000)”

(a)  Section 6.13 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 6.13  [Intentionally omitted.]”

(b) Schedule 7.2 to the Credit Agreement is hereby replaced with the Schedule 7.2 attached hereto.

2.             Waiver of Known Existing Defaults.  Except as expressly set forth in this Amendment, the Lender hereby waives enforcement of its rights against the Borrower arising from the Known Existing Defaults; provided, however, nothing herein shall be deemed a waiver with respect to any failure of the Borrower to strictly comply with Section 6.12 of the Credit Agreement (as amended or modified by this Amendment).  This waiver shall be effective only for the specific defaults comprising the Known Existing Defaults, and in no event shall this waiver be deemed to be a waiver of enforcement of the Lender’s rights with respect to any other Defaults or Events of Default now existing or hereafter arising.  Nothing contained in this

Amendment nor any communications between the Borrower and the Lender shall be a waiver of any rights or remedies the Lender has or may have against the Borrower, except as specifically provided herein.  Except as specifically provided herein, the Lender hereby reserves and preserves all of its rights and remedies against the Borrower under the Credit Agreement and the other Loan Documents.

3.             Release; Covenant Not to Sue.

(a)  The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  It is the intention of the Borrower in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him might have materially affected his settlement with the debtor.”

(b) The Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.  The Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)  The Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by Borrower pursuant to the above release.  If the Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, the Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

4.             No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

5.             Conditions Precedent.  This Amendment shall be effective when the Lender shall have received each of the following in substance and form acceptable to the Lender in its sole discretion:

(a)  this Amendment executed by the Borrower and the Lender in a sufficient number or original counterparts for distribution to the parties hereto; and

(b) such other documents related hereto or in furtherance hereof as the Lender may require.

6.             Condition Subsequent.  The obligation of the Lender to continue to make Advances, or otherwise extend credit under the Credit Agreement, is subject to the delivery, on or before April 30, 2003, by the Borrower to the Lender of evidence, in form and substance satisfactory to the Lender in its sole discretion, of the receipt by the Borrower of no less than: (a) an additional $400,000 as cash proceeds of a loan or equity contribution made to the Borrower by Health Holdings and Botanicals, LLC (“HHB”) together with, in the event such funds are received as a loan, an amendment and restatement of the subordination agreement previously executed by HHB for the benefit of the Lender, duly executed by HHB and in form and substance satisfactory to the Lender in its sole discretion (the “New Subordination Agreement”) and (b) an additional $50,000 as cash proceeds of a loan or equity contribution made to the Borrower by David A. Weil (“Weil”) together with, in the event such funds are received as a loan, the New Subordination Agreement duly executed by Weil; provided, however, if such funds are received in the form of a cash equity contribution, Schedule 7.2 to the Credit Agreement (as amended by this Amendment) shall not be deemed to include any indebtedness owed to HHB or Weil, which indebtedness shall therefore not be permitted under the terms of the Credit Agreement.  Furthermore, the failure by the Borrower to fulfill the terms of this Section 6 shall constitute an Event of Default.  Without in any way limiting any provision of the Credit Agreement, the Borrower understands and agrees that any additional indebtedness incurred by the Borrower in connection with that certain Loan Agreement, dated on or about April, 2003, among the Borrower, HHB and Weil and providing for advances of up to $750,000, shall not be considered permitted indebtedness except as expressly set forth on Schedule 7.2 (as amended) and only to the extent the Lender has received a subordination agreement from the proposed holder of such indebtedness or a joinder agreement under which such holder becomes a party to the New Subordination Agreement, in either case, in form and substance satisfactory to the Lender.

7.             Representations and Warranties.  The Borrower hereby represents and warrants to the Lender as follows:

(a)  The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)  All of the representations and warranties contained in the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(d) This Amendment has been entered into without force or duress, of the free will of Borrower.  Borrower’s decision to enter into this Amendment is a fully informed decision and Borrower is aware of all legal and other ramifications of such decision.  Borrower has read and understands this Amendment, has consulted with and been represented by legal counsel in connection herewith, and has been advised by its counsel of its rights and obligations hereunder and thereunder.

8.             No Waiver.  The execution of this Amendment and acceptance of any other documents related hereto shall not be deemed to be a waiver of any Event of Default under the Credit Agreement or breach, default or event of default under any other Financing Agreement, whether or not known to the Lender and whether or not existing on the date of this Amendment.

9.             Costs and Expenses.  The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

10.           Integration.  This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11.           Choice of Law.  The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

12.           Reference to and Effect on the Loan Documents.

(a)  Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in all other documents or agreements related thereto, including the other Loan Documents, to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b) To the extent that any terms and conditions in any of the Loan Documents or any documents or agreements related thereto shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

13.           Miscellaneous.  This Amendment and the acknowledgment attached hereto may be executed by facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

14.           Submission of Amendment.  The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Lender to waive any of its rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

NATURADE, INC.,
a Delaware corporation

By:	/s/ Bill D. Stewart
Name:	Bill D. Stewart
Title:	Chief Executive Officer

WELLS FARGO BUSINESS CREDIT, INC.,
a Minnesota corporation

By:	/s/ Tom Makowski
Name:	Tom Makowski
Title:	Corporate Loan Officer